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                                                                      EXHIBIT 5


               [Letterhead of Parr Waddoups Brown Gee & Loveless]



                                  July 20, 2001



The Board of Directors of Caldera Systems, Inc.
240 West Center Street
Orem, Utah  84057

Re: Registration Statement on Form S-3 filed by Caldera International, Inc., a Delaware corporation (the "Company")

Gentlemen:

         As counsel to the Company in connection with the sale by Tarantella, Inc. and MTI Technology Corporation (collectively, the "Selling Shareholders") of up to 21,333,333 shares of the Company's common stock (the "Shares") pursuant to a Registration Statement on Form S-3 (the "Registration Statement"), we have examined the originals or certified, conformed or reproduction copies of all such records, agreements, instruments and documents as we have deemed necessary as the basis for the opinion expressed herein. In all such examinations, we have assumed the genuineness of all signatures on original or certified copies and the conformity to original or certified copies of all copies submitted to us as conformed or reproduction copies. As to various questions of fact relevant to the opinion hereafter expressed, we have relied upon certificates of public officials and statements or certificates of officers of representatives of the Company and others.

         Based upon and subject to the foregoing, we are of the opinion that the Shares to be sold by the Selling Shareholders were legally issued and are fully paid and nonassessable.

         We hereby consent to the reference to our firm under "Legal Matters" in the prospectus which constitutes a part of the Registration Statement and the filing of this opinion as an exhibit to the Registration Statement.

                                     Very truly yours,

                                     /s/ Parr Waddoups Brown Gee & Loveless

                                     PARR WADDOUPS BROWN GEE & LOVELESS